Regency Energy Partners to Host 2011 Investor Day Meeting
On April 6 in Dallas

DALLAS, April 4, 2011 – Regency Energy Partners LP (NASDAQ: RGNC) will host its fourth-annual meeting for analysts and investors on Wednesday, April 6, 2011, at 1:30 p.m. CDT in Dallas.

The presentation will include an overview of each business segment and a review of Regency’s growth strategy.  Attendees will have the opportunity to participate in a question-and-answer session with Regency’s senior management team.

For those unable to attend, Regency will host a live webcast of the presentation from 1:30 p.m. to 5 p.m. CDT.  The webcast is accessible through the Investor Relations link at www.regencyenergy.com.  Webcast participants should log in at least 15 minutes prior to the start of the meeting to download any necessary audio software.  A replay of the webcast will also be available on Regency’s website for 30 days.

Additionally, the full Investor Day presentation can be downloaded on Regency’s Web site, beginning April 6.

Regency Energy Partners LP (Nasdaq: RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering and processing, treating, compression, and transporting of natural gas and natural gas liquids.  Regency’s general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE).  For more information, visit the Regency Energy Partners LP Web site at www.regencyenergy.com.

CONTACT:

Investor Relations:

Lyndsay Hannah
Regency Energy Partners
Manager, Communications & Public Relations
214-840-5477
ir@regencygas.com

Media Relations:
Elizabeth Cornelius
HCK2 Partners
972-716-0500 x26
elizabeth.cornelius@hck2.com